May 7, 2020 Letter to Shareholders Q1 2020 Exhibit 99.1

Dear Shareholders,

Q1 was an extraordinary quarter as we executed through the unprecedented level of uncertainty generated by the COVID-19 (C19) pandemic to support all of our stakeholders. For our employees, we took decisive action in early March and seamlessly transitioned our global workforce to a remote working environment to protect their health and safety. For our customers, we rapidly deployed C19-specific offerings to support customers of all sizes most affected by the pandemic. For our shareholders, we proactively communicated throughout the quarter and delivered strong Q1 financial results. Revenue of $88.3 million – an increase of 29% year-over-year – and non-GAAP operating margin of (1.6)% both exceeded their respective guidance ranges. Our cash balance increased by $14 million sequentially to $145 million as of March 31, 2020. We're proud of how our team bonded to support each other, our customers and our shareholders. But that was Q1 – how we are steering through the rest of the year is what matters.

Now more than ever, we are realizing our mission: to enable organizations to turn feedback into action. Every organization on the planet – from businesses, to governments, healthcare providers and foundations – is working to understand and react to the changes brought about by the pandemic. The crisis is amplifying the value of our platform and solutions for our customers who need to listen to their stakeholders' voices and move with agility to address their needs.

We believe our Q1 performance and the leading business indicators in Q2 validate three important aspects of SurveyMonkey: 1) our business is resilient; 2) our software products are more relevant than ever before; and 3) our long-term strategy is sound. Below, we discuss these themes as well as our intention to optimize the business for free cash flow generation across multiple economic scenarios. We then review our full Q1 results and updated outlook. We remain confident that our business, balance sheet and product innovation will put SurveyMonkey in an enviable position to drive long-term value for our stakeholders.

Q1 2020 Key Results


Revenue ($M)
$68.6
$88.3
29% YoY
Q1'19
Q1'20


Enterprise Sales Revenue (%)
16%
29%
Q1'19
Q1'20


Enterprise Sales Customers
3,900
6,800
75% YoY
Q1'19
Q1'20


Operating Margin %
0%
-2%
-24%
-25%
Q1'19
Q1'20
GAAP
Non-GAAP

1

90%+
Of total revenue is recurring

85%
Of paying users are on annual plans

100%+
Dollar-based net retention rate for organizational customers

90%+
Of bookings from organizational domain-based customers

~5%
Of 2019 bookings from industries acutely impacted by C19

70%+
Of total revenue from cash-generative self-serve channel



SurveyMonkey
Voted #2
G2's Best Software for 2020
Top 100
Software Companies
BEST SOFTWARE AWARDS
2020

SurveyMonkey was rated #2 in G2's Global Best Software rankings for 2020

Our Business Model is Resilient

We recognize that recession-driven headwinds may impact certain areas of our business, but we believe our business model is resilient:

Subscription-based model
More than 90% of our revenue is recurring, 85% of our paying users are on annual plans, and we have strong renewal rates with our dollar-based net retention rate for organizational domain-based customers exceeding 100% as of March 31, 2020. Annual contracts offer SurveyMonkey more opportunities to engage with our customers, thereby offering more opportunities to deliver value and drive strong retention.

Product agility
Our products are price-disruptive, easy to deploy and use, and deliver insights quickly to inform customers' business decisions. Volatile business environments put an even higher premium on agile solutions.

Broad customer base
No customer accounted for more than 1% of trailing twelve-month revenue, and more than 90% of our trailing twelve-month bookings came from organizational domain-based customers. Additionally, after doing a detailed analysis on our customers' domains, we estimate that approximately 5% of our 2019 bookings came from customers in industries acutely impacted by C19, such as hospitality, travel, and retail.

Healthy cash generation via self-serve
More than 70% our revenue comes from self-serve, a highly cash-generative channel where customers purchase software through credit card transactions on our website.

Efficient Inside sales motion
Our enterprise sales team sells our agile, price-disruptive software primarily through an efficient inside sales motion. We target known usage within our existing user base and rarely require in-person meetings to close deals.

Diversity of market opportunities
Our expansion beyond Surveys into adjacent market opportunities like Customer Experience and Market Research provides additional growth levers and selling opportunities outside our historical core.

Global brand and strong marketing
We've built a global brand over the last 20 years, and we are an industry leader that provides real value to our customers, as evidenced by our recognition as the #2 software company in G2's annual rankings.

2

Our Business Model is Resilient (cont.) We are taking a proactive and prudent approach to managing the business as we navigate the current macroeconomic environment. Steps we are taking include: Monitoring leading performance indicators We are actively tracking several key performance indicators during this period of economic uncertainty.  Overall, we feel our business has been resilient during the downturn to date. Since March, the number of new sign-ups on our platform is at an all-time high, with new paid users up significantly over pre-crisis levels. In late April, survey responses rose more than 25% year-over-year. We believe these illustrate the critical importance of stakeholder feedback in this time of crisis and reinforce our strategy of being cost-effective and easy to implement. While we saw a modest uptick in churn in our self-serve business, annual paid users increased more than 20% year-over-year for the third consecutive quarter.   In our enterprise sales channel, we are seeing both instances of accelerated sales, as healthcare and government agencies work quickly to implement feedback management tools, as well as some delays in deal closures as customers assess the impact of C19 on their budgets.  While the impact of C19 on our sales cycles and close rates is still uncertain, we were pleased that in the last week in April we generated a record level of pipeline for our enterprise sales team, which makes us cautiously optimistic about the resilience of our business in the midst of the pandemic. Creating scenarios of financial performance While we actively monitor key performance indicators, we also have created several scenarios of financial performance to help us understand a variety of potential outcomes depending on how deep and elongated the economic downturn may be. We intend to optimize for free cash flow while maintaining sufficient investment in our growth initiatives to best position us to succeed in the long-term. As we further understand what the potential revenue impact may be, we are taking proactive steps to drive efficiencies in our investments to optimize for cash flow.  Examples of expense measures we have taken include a comprehensive review of our facilities landscape and related costs, a reduction in our incremental hiring plans, and a holistic review of variable expenses across our business, which currently represent approximately one-third of our total spend. In coordination with the FDA, the American Red Cross is leveraging online forms to power their COVID-19 Convalescent Plasma Program. They have collected thousands of submissions on redcrossblood.org from potential donors and clinicians interested in receiving plasma from fully recovered COVID-19 patients who may be eligible to help those currently sick. Convalescent plasma contains antibodies that can attack the virus, and the campaign has the potential to save lives. Salesforce Ventures surveyed its portfolio of enterprise technology start-ups to learn how CEOs are leading their teams through these uncertain times and to share best practices around some of the tough decisions start-ups are facing. In anticipation of California potentially experiencing a surge of COVID-19 patients, the California Department of Public Health (CDPH) asked the state’s 416 hospitals to immediately complete a survey on March 8th to assess surge capacity. The survey assisted CDPH in understanding hospitals current space, supply, and staffing situations, as well as future needs so that CDPH could better plan, communicate, and coordinate responses if needed. American Red cross Salesforce Ventures California Department of PublicHealth

Our Business Model is Resilient (cont.)

Managing liquidity

We have a solid cash position on our balance sheet, access to additional liquidity and modest annual debt servicing requirements. We ended the quarter with approximately $145 million in cash and cash equivalents, an increase of approximately $14 million quarter-over-quarter, and our total potential liquidity stands at approximately $215 million with the inclusion of our $70 million untapped revolving line of credit. Further, we have more than five years remaining until our Term Loan B matures in October 2025, and our annual debt servicing costs are low at approximately $12 million. Our net debt position decreased to approximately $70 million quarter-over-quarter and one of our goals is to achieve a net cash neutral position over time. We feel our balance sheet allows us to strike the right balance between managing through an economic downturn and investing in our growth initiatives to position us to emerge from the crisis even stronger than before.

J.P.Morgan

The Analyst & Associate Council within the Corporate & Investment Bank at J.P. Morgan is leveraging SurveyMonkey to mobilize employees for their 'Feed the Frontline' initiative. The team has been supporting local businesses and delivery workers by donating and delivering meals to doctors, nurses, paramedics, cleaning crews, police officers, firefighters and others on the frontline of COVID-19 who are fighting to keep communities safe and healthy. Surveys are used to both source employee volunteers and to nominate frontline heroes to receive gifted meals. With around 100 volunteers coordinating deliveries, the JPM team has already provided meals to more than 2,000 frontline workers across 17 states, and their efforts are ongoing.

Rhode Island Department of Health

Rhode Island has teamed up with SurveyMonkey to track and monitor the symptoms of people with COVID-19 or who have had contact with someone with the disease. The information collected will be passed on to the state Department of Health to help better understand the disease.

4

Our Products Matter Now More Than Ever Our cloud-based software is purpose-built to collect insights from distributed stakeholders and enable collaboration. We believe this puts us in a unique position to help organizations – from local governments and small businesses to Fortune 500 companies and global non-profits/NGOs – establish feedback channels quickly and generate insights in near real-time from their stakeholders. Under normal circumstances, our software provides critical value to our customers. In today’s environment, we believe we are essential in helping our customers and their communities navigate the pandemic. We launched several new coronavirus resources to help address the challenges associated with C19. For enterprise customers, we launched COVID-19 packaged solutions to address use cases such as symptom monitoring, contact tracking, healthcare worker needs assessment, onsite health assessment for businesses prior to re-opening, and employee and customer sentiment. Packages range from survey templates to consulting and technology integration services. We released new survey questionnaire templates to help business leaders keep a pulse on their distributed employees and B2B customers, and K-12 educators understand how to best serve students and parents in a distance learning environment. We also implemented targeted product discounts so educators, non-profits and charities can collect the feedback they need to navigate the pandemic. We are proud of the bold and prescriptive initiatives our team rallied to launch to assist thousands of organizations using SurveyMonkey for C19 use cases, including those highlighted throughout this letter. Business leaders have no playbook for our current situation, which means they need timely feedback now more than ever to inform their business decisions. In Q1, we added industry-leading companies like Darden Restaurants, Informatica, Kraft Heinz, Travix, and Unilever who are benefitting from our enterprise-grade Survey offering. We’re also seeing companies taking advantage of our expanding customer experience suite – enabled by Usabilla and GetFeedback – as the shift to e-commerce has accelerated with urgency over the last two months.   For example, a new Usabilla customer – a large, multi-brand footwear and lifestyle company based in the US – will drive its entire feedback workflow through Usabilla to inform its digital strategy and improve its brick and mortar operations. This new client joins our growing list of customers like DHL Parcel, multinational window company The Velux Group, Puma, and YETI that are driving e-commerce customer success through our CX offerings. SurveyMonkey’s comprehensive resources for the coronavirus crisis include survey templates, best practices, targeted packages, and discounts We announced a collaboration with COVID Near You, a joint project of Boston Children’s Hospital and the Harvard Medical School, to accelerate coronavirus research. COVID Near You will use our platform to collect essential data that helps citizens and public health agencies identify current and potential C19 hot spots. Aggregate data will be reported regularly on the COVID Near You and SurveyMonkey websites and made available to media outlets, public health officials and the Center for Disease Control.  DHL Parcel uses Usabilla notification messages on their shipping tool and general website to inform their customers about delivery services during the COVID-19 crisis. This helps manage customer expectations and reduces calls and messages to their customer service teams. SurveyMonkey’s resources for the coronavirus crisis COVID near you DHL

Our Products Matter Now More Than Ever (cont.) Finally, our large, diverse survey panel is generating insights through millions of survey respondents. No company has a larger and more liquid survey panel to help companies and communities collect the feedback they need to inform their decision making. With transactional touch points disappearing in many industries, our survey data has become even more valuable.  Facing a 96% decline in US passenger traffic since mid-February, the airline industry currently lacks the customer sentiment data that was previously available from customer receipts and post-travel surveys. In mid-April Fortune used SurveyMonkey to collect air travel sentiment: 71% of people said the earliest they would consider flying again is four or more months from now, including 35% who said the earliest they would fly is more than a year from now. These insights can help decision makers project demand curves and craft marketing campaigns. Our Strategy is Sound Our long-term strategy – to deliver enterprise-grade software that simplifies customer workflows in collecting stakeholder feedback and minimizes the need for expensive manual activities – is more relevant than ever. In Q1, we executed on product initiatives across our three pillars of opportunity – Surveys, Customer Experience (CX), and Market Research – that further our long-term growth strategy.  Surveys In Surveys, we continue to add product value that increases our footprint within organizations. In our self-serve business, we are expanding the SurveyMonkey Teams offering with a new limited-use user type – Contributors – for Team members who specialize in survey data analysis. Through Contributors, Team customers can expand their working groups and get more value from their feedback. In enterprise, we are building functionality – Divisions – that enables large organizations to customize their SurveyMonkey deployment by department. By providing greater software administration and management flexibility and adding unique incremental value for organizations deploying our products broadly within their teams, we can “land and expand” more easily with larger customers. In our Microsoft partnership, the SurveyMonkey integration for Microsoft Teams is now deeply woven into the Microsoft Teams experience, enabling users to create surveys, collect responses and view analytics all within the Teams channel. We believe these innovations put us in a strong position to benefit from the rapid growth of Microsoft’s leading collaboration hub. We also began to monetize our Microsoft Power BI integration, which enables users to gain more insights from their survey data through Power BI’s reporting and dashboard capabilities. It’s still early for both initiatives, but we’re excited about the value we’re delivering to shared Microsoft-SurveyMonkey customers. A leader in enterprise cloud data management software, Informatica expanded their SurveyMonkey relationship from Usabilla to SurveyMonkey Enterprise (SME) and GetFeedback in Q1. SME enabled Informatica to consolidate individual and team accounts with added security, compliance and account administration benefits. Further, Informatica will leverage GetFeedback to drive Salesforce integration on case closed tickets for their global customer support team and to measure client experience at onboarding and implementation. Fortune | SurveyMonkey airlines poll gives insight into how consumers are evaluating travel  Deepening the integration with Microsoft Teams Fortune | SurveyMonkey poll: airlines and travel Informatica

Our Strategy is Sound (cont.)

Customer Experience

Our Customer Experience (CX) strategy is to provide cost-effective and easy to deploy enterprise SaaS solutions for the Salesforce ecosystem. By integrating our 2019 Usabilla and GetFeedback acquisitions into one multi-channel CX platform, we will be able to help our customers better leverage their customer data stored within Salesforce and power automated actions that improve customer experience.

In March, we hit a major milestone on our journey to integrate Usabilla and GetFeedback with the launch of new GetFeedback features for Salesforce customers, including: a new user interface; NPS driver analysis and crosstab dashboard; task and email notification creation for each CX survey; and email notification tools to help teams prioritize workloads and operate more efficiently. This new functionality brings us closer to the full integration of Usabilla and GetFeedback, which remains on track for completion in the second half of this year. Concurrent with our CX product development, we are building the go-to-market muscle. We've run training for nearly 1,000 Salesforce account executives and sales engineers, delivered a training module on the Salesforce Trailhead platform, and developed a new partner webpage for system integrators through which we've onboarded four Tier 1 partners to date.

Market Research

Our strategy in Market Research is to leverage software and our vast panel of global respondents to enable faster, outcome-driven insights for organizations conducting research. On March 31, we launched Expert Solutions, a suite of market research tools that simplifies concept testing across a global audience. Expert Solutions combines our Audience market research panel and our AI-Powered Insights for respondent data pattern recognition with concept testing solutions spanning ad and video creatives, product concepts, packaging, logos, and brand names. These will make it easier than ever for companies to collect feedback on what messages, visuals and products resonate with their target demographic. We believe Expert Solutions can increase our presence in industries such as healthcare, financial services and consumer packaged goods.

salesforce

"GetFeedback has created a whole new way for us to listen to our customers, and the insights are changing the way we do business."

— Dan Darcy, Salesforce


Logo Design Analysis
Packaging Design Analysis
Ad Creative Analysis
Product Concept Analysis

Introducing Expert Solutions for product and creative concept testing

7

75%
Increase in enterprise customers

335K+
Organizational domains

100%+
Dollar-based net retention rate for organizational customers

6,800+
Enterprise sales customers

Financial Results

Unless otherwise noted, all comparisons are year-over-year.
As a reminder, Q1 2020 results include the impact of the Usabilla acquisition, which closed on April 1, 2019, and the GetFeedback acquisition, which closed on September 3, 2019.

Q1 was a solid quarter of financial performance, especially in light of the burgeoning economic interruption from C19. We exceeded our guidance range for both revenue and non-GAAP operating margin and increased our cash balance by approximately $14 million during the quarter.

Revenue
Revenue was $88.3 million during Q1, reflecting 29% growth. Revenue growth was driven primarily by Enterprise sales, which increased 128% and accounted for 29% of total revenue compared to 16% in the year-ago period. The enterprise customer count increased 75% to more than 6,800. We also saw solid paid user and average revenue per user (ARPU) performance with more than 746,000 paid users and ARPU of $483, up 11% and 14%, respectively. Q1 2020 revenue included approximately $2 million of non-recurring revenue from a Market Research customer.


Revenue ($M)
$68.6
$75.1
$79.3
$84.3
$88.3
Q1'19 Q2'19 Q3'19 Q4'19 Q1'20


Enterprise Sales Customers*
3,900
4,800
6,100
6,600
6,800
Q1'19 Q2'19 Q3'19 Q4'19 Q1'20


Paying Users
670,900
692,500
713,200
720,900
746,200
Q1'19 Q2'19 Q3'19 Q4'19 Q1'20
78% Annual
85% Annual


ARPU*
$423
$442
$448
$467
$483
Q1'19 Q2'19 Q3'19 Q4'19 Q1'20

**Notes for Charts:*
Enterprise sales customers: Q2'19 includes approximately 400 net new customers from the Usabilla acquisition, which closed on April 1, 2019. Q3'19 includes approximately 830 net new customers from the GetFeedback acquisition, which closed on September 3, 2019.

ARPU: Average revenue per paying customer.

8

Financial Results (cont.)

Deferred revenue increased 37% to $152 million. Remaining performance obligation, or RPO, which is the sum of deferred revenue and backlog, was $169 million, a 39% increase. These continue to be solid indicators of the resilience of our business.

Margins and Operating Expenses

Gross margin: Q1 GAAP gross margin was 77% versus 74% in the prior year, and non-GAAP gross margin was 81% versus 77% in the prior year. The improvement in non-GAAP gross margin was driven primarily by revenue growth.

Operating expenses: Q1 total GAAP operating expenses were $90.6 million, an increase of $23.2 million or 34%. Q1 total non-GAAP operating expenses were $72.7 million, an increase of $19.8 million or 37%. The increase in non-GAAP operating expenses was driven primarily by investments in sales and marketing with a specific focus on the ongoing buildout of our enterprise sales team as well as in research and development to drive enterprise product innovation.

Operating margin: Q1 GAAP operating margin was (25)% versus (24)% in the prior year. Non-GAAP operating margin was (1.6)% versus from (0.2)% in the prior year, driven primarily by the disciplined investments we are making to drive growth in our business.

Cash Flow and Balance Sheet

As of March 31, 2020, cash and cash equivalents were approximately $145 million, an increase of approximately $14 million quarter-over-quarter, and total debt was $215 million for net debt of approximately $70 million. In Q1, we generated $4 million in operating cash flow and approximately $1 million in free cash flow, which reflect the impact of annual bonus pay-outs, as expected.



Gross Margin %
74%
77%
77%
81%
Q1'19
Q1'20
GAAP
Non-GAAP



Operating Margin %
-24%
0%
-21%
2%
-19%
3%
-23%
-1%
-25%
-2%
Q1'19
Q2'19
Q3'19
Q4'19
Q1'20
GAAP
Non-GAAP



Cash Flow ($M)
$7.8
$4.1
$4.2
$0.9
Q1'19
Q1'20
Operating
FCF



Cash and Debt ($M)
$166
$217
$51
$131
$216
$85
$145
$215
$70
Q1'19
Q4'19
Q1'20
Cash & cash equivalents
Debt
Net debt

9

Financial Outlook We are proud of our Q1 results, remain committed to our long-term strategy, and feel optimistic about the demand for our feedback solutions. As we mentioned earlier, we continue to actively monitor key performance indicators in our business, and we intend to optimize for free cash flow while maintaining sufficient investment in our growth initiatives to best position us to succeed in the long-term.  While we are pleased with the resilience we’re seeing, we have little visibility into the broader economic situation, specifically the depth of the downturn and the length of the recovery, which makes providing detailed financial guidance for the full year impractical at this time. As a result, we intend to continue to provide quarterly guidance but are suspending our full year outlook until the impact to our business from the pandemic becomes clearer. Our outlook for Q2 is as follows: We expect basic and diluted weighted average shares outstanding to be approximately 139 million for the second quarter of 2020. You can find a comprehensive explanation of non-GAAP measures at the end of this shareholder letter.   Q2 2020 Revenue (growth at mid-point %) $87M to $90M 18% YoY Non-GAAP  operating margin 0% to 2%  In Colorado, the Town of Breckenridge is using SurveyMonkey to help administer a grant fund to provide rent support for businesses forced to shut down during the peak of the tourist season. The town’s community development department was able to deploy the program through our software in just four days and had more than 75 applications in process just twenty-hours after launch.

Our business is resilient

Our products matter now more than ever

Our strategy is sound

Our mission

Power the Curious:
We help curious organizations transform feedback into business intelligence that drives growth and innovation

Closing

We are proud of how our team stepped up in these extraordinary circumstances to support our customers and to drive strong Q1 financial performance. We saw further validation in the quarter that our business is resilient, our products matter now more than ever, and our strategy is sound. We are taking a prudent approach to optimizing the business for free cash flow in the short-term while maintaining sufficient investment in our growth initiatives to best position us to succeed beyond 2020.

We are doing everything we can to keep our employees and their families safe while, at the same time, focusing on execution on behalf of our customers, partners and shareholders. We're proud of how our team bonded to support each other, our customers and our shareholders. None of us can say when 'normal' life will return and how the economy will absorb this shock. But we know this: there is a lot of resilience in our company, community, customer base, nation, and world. Our employees and our products are rising to meet the moment and SurveyMonkey is positioned to succeed in the long-term.

Conference Call Information

We will host a conference call today to discuss our Q1 2020 financial results. This call is scheduled to begin at 2:00 pm PT / 5:00 pm ET and can be accessed by dialing (866) 417-2046 or (409) 217-8231. To listen to a live audio webcast, please visit SurveyMonkey's Investor Relations website at investor.surveymonkey.com. A replay of the audio webcast will be available on the same website following the call. A telephonic replay will be available through May 14, 2020 by dialing (855) 859-2056 or (404) 537-3406 and entering passcode 7289852#.

From all of us at SurveyMonkey, please stay safe and prioritize your health.

Sincerely,



Zander Lurie
CEO



Debbie Clifford
CFO



Tom Hale
President

Contacts:
Investor Relations:
Gary J. Fuges, CFA
investors@surveymonkey.com

Media:
Lara Sasken
lsasken@surveymonkey.com

11

SVMK INC.CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited) (in thousands) March 31, 2020 December 31, 2019 Assets Current assets: Cash and cash equivalents $144,621 $131,035 Accounts receivable, net 19,147 17,795 Deferred commissions, current 3,359 3,078 Prepaid expenses and other current assets 10,300 9,382 Total current assets 177,427 161,290 Property and equipment, net 31,204 35,072 Operating lease right-of-use assets 59,983 63,904 Capitalized internal-use software, net 32,901 33,156 Acquisition intangible assets, net 29,565 33,150 Goodwill 461,395 462,927 Deferred commissions, non-current 5,828 5,384 Other assets 8,779 9,376 Total assets $807,082 $804,259 Liabilities and stockholders’ equity Current liabilities: Accounts payable $5,912 $2,677 Accrued expenses and other current liabilities 16,216 16,077 Accrued compensation 13,428 24,031 Deferred revenue, current 150,986 139,990 Operating lease liabilities, current 7,582 8,381 Debt, current 1,900 1,900 Total current liabilities 196,024 193,056 Deferred revenue, non-current 1,032 1,015 Deferred tax liabilities 4,961 4,870 Debt, non-current 213,141 213,616 Operating lease liabilities, non-current 78,795 82,668 Other non-current liabilities 5,738 7,050 Total liabilities 499,691 502,275 Commitments and contingencies Stockholders’ equity: Preferred stock — — Common stock 1 1 Additional paid-in capital 737,236 705,143 Accumulated other comprehensive loss (2,880) (444)Accumulated deficit (426,966) (402,716)Total stockholders’ equity 307,391 301,984 Total liabilities and stockholders’ equity $807,082 $804,259

SVMK INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share amounts)	Three Months Ended March 31, 2020	Three Months Ended March 31, 2019
Revenue	$ 88,265	$ 68,641
Cost of revenue [1][2]	19,944	17,530
Gross profit	68,321	51,111
Operating expenses:		
Research and development [1]	26,557	20,806
Sales and marketing [1][2]	42,091	26,050
General and administrative [1]	21,932	20,556
Restructuring	—	(66)
Total operating expenses	90,580	67,346
Loss from operations	(22,259)	(16,235)
Interest expense	3,086	3,659
Other non-operating (income) expense, net	(1,236)	(1,979)
Loss before income taxes	(24,109)	(17,915)
Provision for (benefit from) income taxes	141	(138)
Net loss	$ (24,250)	$ (17,777)
Net loss per share, basic and diluted	$ (0.18)	$ (0.14)
Weighted-average shares used in computing basic and diluted net loss per share	136,911	126,786

(1) Includes stock-based compensation, net of amounts capitalized as follows:

(in thousands)	Three Months Ended March 31, 2020	Three Months Ended March 31, 2019
Cost of revenue	$ 960	$ 1,096
Research and development	6,457	4,766
Sales and marketing	4,343	2,780
General and administrative	5,742	6,469
Stock-based compensation, net of amounts capitalized	$ 17,502	$ 15,111

(2) Includes amortization of acquisition intangible assets as follows:

(in thousands)	Three Months Ended March 31, 2020	Three Months Ended March 31, 2019
Cost of revenue	$ 2,010	$ 488
Sales and marketing	1,358	537
Amortization of acquisition intangible assets	$ 3,368	$ 1,025

13

SVMK INC.CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited) Three Months Ended March 31, (in thousands) 2020 2019 Cash flows from operating activities Net loss $(24,250) $(17,777)Adjustments to reconcile net loss to net cash provided by operating activities: Depreciation and amortization 12,288 9,730 Non-cash leases expense 3,423 3,051 Stock-based compensation expense, net of amounts capitalized 17,502 15,111 Deferred income taxes 97 95 Gain on sale of a private company investment (1,001) (1,001)Other 317 (154)Changes in assets and liabilities: Accounts receivable (1,532) 163 Prepaid expenses and other assets (2,208) (2,184)Accounts payable and accrued liabilities 2,647 2,991 Accrued compensation (10,452) (8,359)Deferred revenue 11,229 9,575 Operating lease liabilities (3,827) (3,438)Net cash provided by operating activities 4,233 7,803 Cash flows from investing activities Purchases of property and equipment (406) (581)Capitalized internal-use software (2,946) (3,150)Proceeds from sale of a private company investment 1,001 1,001 Net cash used in investing activities (2,351) (2,730)Cash flows from financing activities Proceeds from stock option exercises 13,815 7,640 Repayment of debt (550) (550)Net cash provided by financing activities 13,265 7,090 Effect of exchange rate changes on cash (1,267) (44)Net increase in cash, cash equivalents and restricted cash 13,880 12,119 Cash, cash equivalents and restricted cash at beginning of period 131,683 154,371 Cash, cash equivalents and restricted cash at end of period $145,563 $166,490 Supplemental cash flow data: Interest paid for term debt $2,967 $3,423 Income taxes paid $3 $247 Non-cash investing and financing transactions: Stock compensation included in capitalized software costs $776 $953 Accrued unpaid capital expenditures $204 $517 Proceeds receivable from stock option exercises $— $6,779 Derecognized financing obligation related to building due to adoption of ASC 842 $— $92,009 Derecognized building due to adoption of ASC 842 $— $71,781

SVMK INC.

RECONCILIATION OF GAAP TO NON-GAAP DATA (unaudited) [1]

Reconciliation of GAAP to Non-GAAP (Loss) Income from Operations

(in thousands, except percentages)	Three Months Ended March 31, 2020		Three Months Ended March 31, 2019	
GAAP Loss from operations	$	(22,259)	$	(16,235)
GAAP Operating margin		(25)%		(24)%
Stock-based compensation, net		17,502		15,111
Amortization of acquisition intangible assets		3,368		1,025
Restructuring		—		(66)
Non-GAAP Loss from operations	$	(1,389)	$	(165)
Non-GAAP Operating margin		(2)%		—%

Reconciliation of GAAP to Non-GAAP Loss and Loss per diluted share

(in thousands, except per share amounts)	Three Months Ended March 31, 2020		Three Months Ended March 31, 2019	
GAAP Net loss	$	(24,250)	$	(17,777)
GAAP Net loss per diluted share	$	(0.18)	$	(0.14)
Weighted-average shares used to compute GAAP net loss per diluted share		136,911		126,786
Stock-based compensation, net		17,502		15,111
Amortization of acquisition intangible assets		3,368		1,025
Restructuring		—		(66)
Gain on sale of a private company investment		(1,001)		(1,001)
Income tax effect on Non-GAAP adjustments [2]		97		94
Non-GAAP Net loss	$	(4,284)	$	(2,614)
Non-GAAP Net loss per diluted share	$	(0.03)	$	(0.02)
Weighted-average shares used to compute Non-GAAP net loss per diluted share		136,911		126,786

(1) Please see Appendix A for explanation of non-GAAP measures used.

(2) Due to the full valuation allowance on our US deferred tax assets, there were no tax effects associated with the Non-GAAP adjustments for stock-based compensation, net, restructuring and gain on sale of a private company investment. Non-GAAP adjustments pertain to the income tax effects of amortization of acquisition-related intangible assets.

15

SVMK INC.

RECONCILIATION OF GAAP TO NON-GAAP DATA (unaudited) (1)

Calculation of Free Cash Flow

(In thousands)	Three Months Ended March 31, 2020	2019
Net cash provided by operating activities	$ 4,233	$ 7,803
Purchases of property and equipment	(406)	(581)
Capitalized internal-use software	(2,946)	(3,150)
Free cash flow	$ 881	$ 4,072

Supplemental GAAP and Non-GAAP Information

(In thousands, except percentages)	Three Months Ended March 31, 2020	2019
GAAP Gross profit	$ 68,321	$ 51,111
GAAP Gross margin	*77%*	*74%*
Stock-based compensation, net	960	1,096
Amortization of acquisition intangible assets	2,010	488
Non-GAAP Gross profit	$ 71,291	$ 52,695
Non-GAAP Gross margin	*81%*	*77%*
GAAP Research and development	$ 26,557	$ 20,806
GAAP Research and development margin	*30%*	*30%*
Stock-based compensation, net	6,457	4,766
Non-GAAP Research and development	$ 20,100	$ 16,040
Non-GAAP Research and development margin	*23%*	*23%*
GAAP Sales and marketing	$ 42,091	$ 26,050
GAAP Sales and marketing margin	*48%*	*38%*
Stock-based compensation, net	4,343	2,780
Amortization of acquisition intangible assets	1,358	537
Non-GAAP Sales and marketing	$ 36,390	$ 22,733
Non-GAAP Sales and marketing margin	*41%*	*33%*
GAAP General and administrative	$ 21,932	$ 20,556
GAAP General and administrative margin	*25%*	*30%*
Stock-based compensation, net	5,742	6,469
Non-GAAP General and administrative	$ 16,190	$ 14,087
Non-GAAP General and administrative margin	*18%*	*21%*

(1) Please see Appendix A for explanation of non-GAAP measures used.

16

APPENDIX ASVMK INC.EXPLANATION OF NON-GAAP MEASURESTo supplement our condensed consolidated financial statements, which are prepared and presented in accordance with US GAAP (“GAAP”), we use the following Non-GAAP financial measures: Non-GAAP income from operations, Non-GAAP operating margin, Non-GAAP net loss, Non-GAAP net loss per share, Non-GAAP gross profit, Non-GAAP gross margin, Non-GAAP research and development, Non-GAAP research and development margin, Non-GAAP sales and marketing, Non-GAAP sales and marketing margin, Non-GAAP general and administrative, Non-GAAP general and administrative margin, adjusted EBITDA, free cash flow and unlevered free cash flow. Our definition for each Non-GAAP measure used is provided below, however a limitation of Non-GAAP financial measures are that they do not have uniform definitions. Accordingly, our definitions for Non-GAAP measures used will likely differ from similarly titled Non-GAAP measures used by other companies thereby limiting comparability. With regards to the Non-GAAP guidance provided above, a reconciliation to the corresponding GAAP amounts are not provided as the quantification of certain items excluded from each respective Non-GAAP measure, which may be significant, cannot be reasonably calculated or predicted at this time without unreasonable efforts. For example, the Non-GAAP adjustment for stock-based compensation expense, net, requires additional inputs such as number of shares granted and market price that are not currently ascertainable.Non-GAAP income from operations, Non-GAAP operating margin: We define Non-GAAP income from operations as GAAP loss from operations excluding stock-based compensation, net, amortization of acquisition intangible assets and restructuring. Non-GAAP operating margin is defined as Non-GAAP income from operations divided by revenue.Non-GAAP net loss, Non-GAAP net loss per share: We define Non-GAAP net loss as GAAP net loss excluding stock-based compensation, net, amortization of acquisition intangible assets, restructuring and gain on sale of a private company investment. Non-GAAP net loss per share is defined as Non-GAAP net loss divided by the weighted-average shares outstanding.Non-GAAP gross profit, Non-GAAP gross margin: We define Non-GAAP gross profit as GAAP gross profit excluding stock-based compensation, net and amortization of acquisition intangible assets. Non-GAAP gross margin is defined as Non-GAAP gross profit divided by revenue.Non-GAAP research and development, Non-GAAP research and development margin: We define Non-GAAP research and development as GAAP research and development excluding stock-based compensation, net. Non-GAAP research and development margin is defined as Non-GAAP research and development divided by revenue.Non-GAAP sales and marketing, Non-GAAP sales and marketing margin: We define Non-GAAP sales and marketing as GAAP sales and marketing excluding stock-based compensation, net and amortization of acquisition intangible assets. Non-GAAP sales and marketing margin is defined as Non-GAAP sales and marketing divided by revenue.Non-GAAP general and administrative, Non-GAAP general and administrative margin: We define Non-GAAP general and administrative as GAAP general and administrative excluding stock-based compensation, net. Non-GAAP general and administrative margin is defined as Non-GAAP general and administrative divided by revenue.We use these Non-GAAP measures to compare and evaluate our operating results across periods in order to manage our business, for purposes of determining executive and senior management incentive compensation, and for budgeting and developing our strategic operating plans. We believe that these Non-GAAP measures provide useful information about our operating results, enhance the overall understanding of our past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by our management in evaluating our financial performance and for operational decision making, but they are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our condensed consolidated financial statements prepared in accordance with GAAP. We have excluded the effect of the following items from the aforementioned Non-GAAP measures because they are non-cash and/or are non-recurring in nature and because we believe that the Non-GAAP financial measures excluding this item provide meaningful supplemental information regarding operational performance and liquidity. We further believe this measure is useful to investors in that it allows for greater transparency to certain line items in our financial statements and facilitates comparisons to historical operating results and comparisons to peer operating results. A description of the Non-GAAP adjustments for the above measures is as follows:

Stock-based compensation, net: We incur stock based-compensation expense on a GAAP basis resulting from equity awards granted to our employees. Although stock-based compensation is a key incentive offered to our employees, and we believe such compensation contributed to the revenues earned during the periods presented and also believe it will contribute to the generation of future period revenues, we continue to evaluate our business performance excluding stock-based compensation expenses. Stock-based compensation expenses will recur in future periods. Amortization of intangible assets: We incur amortization expense on intangible assets on a GAAP basis resulting from prior acquisitions. Amortization of acquired intangible assets is inconsistent in amount and frequency and is significantly affected by the timing and size of any acquisitions. Investors should note that the use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of acquired intangible assets will recur in future periods. Restructuring: Restructuring expenses consist of employee severance and other exit costs. We believe it is useful for investors to understand the effects of these items on our total operating expenses. We expect that restructuring costs will generally diminish over time with respect to past acquisitions and/or strategic initiatives. However, we may incur these expenses in future periods in connection with any new acquisitions and/or strategic initiatives.Gain on sale of a private company investment: Gain on sale of a private company investment because it was recognized on a GAAP basis resulting from the sale of certain corporate assets. We expect that such transactions will be infrequent in occurrence and are therefore excluded from our Non-GAAP results as they do not otherwise relate to our core business operations.For more information on the Non-GAAP financial measures, please see the “Reconciliation of GAAP to Non-GAAP Data” section of this press release. The accompanying tables provide details on the GAAP financial measures that are most directly comparable to the Non-GAAP financial measures and the related reconciliations between those financial measures. Free cash flow: We define free cash flow as GAAP net cash provided by operating activities less purchases of property and equipment and capitalized internal-use software. We consider free cash flow to be an important measure because it measures our liquidity after deducting capital expenditures for purchases of property and equipment and capitalized software development costs, which we believe provides a more accurate view of our cash generation and cash available to grow our business. We expect to generate positive free cash flow over the long term. Free cash flow has limitations as an analytical tool, and it should not be considered in isolation or as a substitute for analysis of other GAAP financial measures, such as net cash provided by operating activities. Some of the limitations of free cash flow are that free cash flow does not reflect our future contractual commitments and may be calculated differently by other companies in our industry, limiting its usefulness as a comparative measure.Safe Harbor Statement“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This shareholder letter may contain forward-looking statements about our financial outlook, outstanding shares, products, including our investments in products, technology and other key strategic areas. The achievement of the matters covered by such forward-looking statements involves risks, uncertainties and assumptions. If any of these risks or uncertainties materialize or if any of the assumptions prove incorrect, the company’s results could differ materially from the results expressed or implied by the forward-looking statements the company makes.The risks and uncertainties referred to above include - but are not limited to - risks related to the COVID-19 coronavirus pandemic, our ability to retain and upgrade customers; our revenue growth rate; our brand; our marketing strategies; our self-serve business model; the length of our sales cycles; the growth and development of our salesforce; security measures; expectations regarding our ability to timely and effectively scale and adapt existing technology and network infrastructure to ensure that our products and services are accessible at all times; competition; our debt; revenue recognition; our ability to manage our growth; our culture and talent; our data centers; privacy, security and data transfer concerns, as well as changes in regulations, which could impact our ability to serve our customers or curtail our monetization efforts; litigation and regulatory issues; expectations regarding the return on our strategic investments; execution of our plans and strategies, including with respect to mobile products and features and expansion into new areas and businesses; our international operations; intellectual property; the application of U.S. and international tax laws on our tax structure and any changes to such tax laws; acquisitions we have made or may make in the future; the price volatility of our common stock; and general economic conditions.Further information on these and other factors that could affect our financial results are included in documents filed with the Securities and Exchange Commission from time to time, including the section entitled “Risk Factors” in the

Quarterly Report on Form 10-Q that will be filed for the quarter ended March 31, 2020, which should be read in conjunction with these financial results. These documents are or will be available on the SEC Filings section of our Investor Relations website page at investor.surveymonkey.com. All information provided in this release and in the attachments is as of May 7, 2020, and we undertake no obligation to update this information.